ENGAGEMENT AND INDEMNIFICATION AGREEMENT

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of May 5, 2021 (this “Agreement”), by and among Sachem Head Capital Management LP, a Delaware limited partnership (together with its affiliates, “Sachem Head”), and Mr. Bernardo Hees (the “Advisor”).

WHEREAS, Sachem Head desires to engage the Advisor, and the Advisor desires to accept such engagement, as a consultant and advisor relating to US Foods Holding Corp (the “Company”);

WHEREAS, in connection with such engagement, Sachem Head has asked and the Advisor has agreed to (i) provide advice and consultation from time to time to Sachem Head relating to the Company, (ii) serve as a nominee for election or appointment to the Board of Directors of the Company (the “Board”) at the 2022 annual meeting of stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”), or as part of an agreed settlement between Sachem Head and the Company, if so requested by Sachem Head and (iii) named as such in the proxy soliciting materials related to the Annual Meeting;

WHEREAS, the Advisor has agreed that the Advisor’s identity may be disclosed to the Company as a potential nominee in discussions or correspondence between Sachem Head and the Company or in any public announcement made by Sachem Head;

WHEREAS, Sachem Head may solicit proxies from the stockholders of the Company in support of the Advisor’s election as a director of the Company at the Annual Meeting (the “Solicitation”); and

WHEREAS, the Advisor has agreed to serve as a director of the Company if so elected at the Annual Meeting.

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Sachem Head that the Advisor is relying on this Agreement in agreeing to such engagement and the other matters set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Cause” shall mean (i) fraud by the Advisor, (ii) a material violation by the Advisor of applicable laws or Company policies in connection with the Advisor’s nomination or service as a director of the Company or (iii) a material breach of this Agreement by the Advisor that has not been cured within ten (10) days following written notice of such material breach from Sachem Head.

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“End Value” means the average of the selling prices of the Company Common Stock beginning on November 16, 2023 and ending on December 15, 2023, weighted based on the volume of trading of the Company Common Stock on each trading day during such period.

“Tranche One Base Amount” means the product of (x) the Tranche One Initial Value multiplied by (y) 50,000.

“Tranche One Initial Value” means the average of the selling prices of the Company Common Stock during the five-day period beginning on May 10, 2021, weighted based on the volume of trading of the Company Common Stock on each trading day during such period.

“Tranche One Payment” means an amount equal to the amount obtained by multiplying the Tranche One Base Amount by the Tranche One Price Appreciation.

“Tranche One Price Appreciation” means the quotient (expressed as a percentage) of (x) the End Value minus the Tranche One Initial Value, over (y) the Tranche One Initial Value.

“Tranche One Vesting Date” has the meaning set forth in Section 2(a)(i).

“Tranche Two Base Amount” means $10,000,000.

“Tranche Two Initial Value” means $50.

“Tranche Two Payment” means the product of (x) the Tranche Two Base Amount multiplied by (y) the Tranche Two Price Appreciation.

“Tranche Two Price Appreciation” means the quotient (expressed as a percentage) of (x) the End Value minus the Tranche Two Initial Value, over (y) the Tranche Two Initial Value.

“Tranche Two Vesting Date” means December 15, 2023.

2.                  Services; Consideration.

(a)               In consideration of the Advisor’s agreement to serve as an advisor and consultant hereunder, as a nominee for election to the Board (whether as part of an election contest or part of an Agreed Settlement (as defined below)), and to be named as such in discussions with the Company, and in public disclosures by Sachem Head regarding the Company (including, without limitation, in proxy soliciting materials and other regulatory filings related to the Company), the parties hereby agree as follows:

(i)                 Tranche One Payment. If the Advisor agrees to serve and does not withdraw as Sachem Head’s nominee for election to the Board, the Advisor’s right to receive the Tranche One Payment shall vest on the earliest to occur of: (i) the date of the Advisor’s election to the Board, (ii) the date of the Advisor’s appointment to the Board in connection with an agreed settlement between Sachem Head and the Company finalized prior to or promptly following the Annual Meeting (an “Agreed Settlement”) or (iii) in the event there has been no Agreed Settlement and the Advisor has not been elected to the Board at the Annual Meeting, the date which is five (5) business days after the date of the Annual Meeting (such earliest date, the “Tranche One Vesting Date”).

(ii)              Tranche Two Payment. If the Advisor commences service on the Board following (i) the appointment of the Advisor by the Company to the Board in connection with an Agreed Settlement or (ii) the election of the Advisor to the Board following the nomination of the Advisor by Sachem Head for election as a director of the Company at the Annual Meeting (the date of such event, the “Commencement Date”), Sachem Head will pay (or cause to be paid) the Tranche Two Payment to the Advisor, on the terms and subject to the conditions set forth herein. The Advisor’s right to receive the Tranche Two Payment shall vest on the Tranche Two Vesting Date, provided, however, that no amounts shall vest following the earlier of the date upon which (x) the Advisor resigns from the Board or (y) the Advisor refuses to serve on the Board or stand for re-election thereto, or (z) this Agreement is terminated for Cause. In the event of the death or permanent disability (as defined under the Company’s applicable policies at the time) of the Advisor or the failure of the Company to nominate the Advisor to stand for reelection to the Board against the desire of the Advisor, the Tranche Two Payment shall immediately vest. For the avoidance of doubt, in the event that the Advisor does not serve as a director on the Board as a result of Sachem Head’s nomination of the Advisor or as part of an Agreed Settlement, there will be no Commencement Date and no amounts shall be owed or payable pursuant to this Section 2(a)(ii).

(b)               The Advisor will be entitled to receive the Tranche One Payment and the Tranche Two Payment promptly (and in any event no later than December 31, 2023) following the Tranche Two Vesting Date. The Advisor understands and agrees that, if the Tranche One Payment or the Tranche Two Payment is not a positive number, then the Advisor will not be entitled to any compensation described in Section 2(a) with respect to such payment. All computations hereunder shall be determined in good faith by Sachem Head in its reasonable discretion. For the avoidance of doubt, in no event will the Advisor be required to pay any amount to Sachem Head in connection with the payment obligations described in Section 2(a). The Advisor further agrees that Sachem Head shall be entitled to terminate this Agreement and its payment obligations pursuant to Section 2(a) of this Agreement at any time prior to the Tranche Two Vesting Date for Cause, in which case no compensation shall be payable hereunder for unvested payments pursuant to Section 2(a) of this Agreement. For the avoidance of doubt, Section 2 of this Agreement shall survive termination of this Agreement without Cause.

(c)               Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that, (i) in the event of any extraordinary transaction, special dividend, stock split, reverse stock-split, reorganization, recapitalization or other similar event relating to any of the securities of the Company, Sachem Head will make appropriate adjustments to the calculations hereunder, in its reasonable discretion, to effectuate the intended economic arrangements and understandings of the parties contemplated hereby, and (ii) in the event of any ambiguity hereunder, Sachem Head will exercise its reasonable discretion in good faith and in reasonable consultation with the Advisor to effectuate the intended economic arrangements and understandings of the parties contemplated hereby.

3.                  Advisory and Consultation Services.

(a)               Pursuant to this Agreement, the Advisor agrees to provide advisory and consultation services relating to the Company as requested by Sachem Head until the earlier of (i) the Commencement Date, if any, or (ii) termination of such advisory and consulting relationship at the election of Sachem Head. In the event that the Advisor serves as a director on the Board, the Advisor shall immediately resign as an advisor and consultant to Sachem Head effective upon the commencement of such service as a director. Upon any termination of the Advisor’s services as an advisor and consultant to Sachem Head, the Advisor shall have no further obligations or responsibilities to Sachem Head (other than the obligations set forth in Sections 9 and 10). Sachem Head maintains the right to terminate the Advisor’s advisory and consulting relationship with Sachem Head at any time, in its sole and absolute discretion.

(b)               The Advisor shall not sell, or enter into any hedging or derivatives transaction with respect to, any shares of Company Common Stock or any other Company securities (whether purchased in accordance with this Agreement or otherwise) for at least one year following the date hereof, without the prior written consent of Sachem Head.

4.                  Indemnification.

(a)               Sachem Head agrees to indemnify and hold the Advisor harmless from and against any and all claims of any nature, whenever brought, arising directly or indirectly from the Advisor’s engagement under this Agreement; provided, however, that the Advisor will not be entitled to indemnification for claims that are finally judicially determined to have resulted from the Advisor’s gross negligence, willful misconduct, intentional and material violations of law, criminal actions or intentional and material breach of the terms of this Agreement; and provided further, that this indemnification and all of Sachem Head’s obligations hereunder shall not apply to any of the Advisor’s actions or omissions as a director of the Company. This indemnification will include any and all losses, liabilities, damages, demands, causes of action, claims, suits, actions, judgments, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative, investigative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed on, or incurred or suffered by the Advisor, directly or indirectly, as a result of or arising from the Advisor’s engagement under this Agreement (each, a “Loss”). All agreements and obligations of Sachem Head contained herein shall continue so long as the Advisor shall be subject to any commenced or threatened civil, criminal, administrative, investigative or arbitration action, or any claim whatsoever (including an action in the right of the Company brought by any person including the Company), relating to the Advisor’s engagement under this Agreement.

(b)               In the event of a claim against the Advisor covered by the preceding paragraph or the occurrence of a Loss, the Advisor shall give Sachem Head prompt written notice of such claim or Loss (provided that the failure to promptly notify Sachem Head shall not relieve Sachem Head or the Funds from any liability which Sachem Head may have on account of this Agreement, except to the extent Sachem Head shall have been materially prejudiced by such failure). In connection with any such claim, action, suit or proceeding, Sachem Head shall be entitled to assume the defense of any action, suit or proceeding on the Advisor’s behalf and the Advisor shall be entitled, at the Advisor’ s own expense, to select separate counsel reasonably acceptable to Sachem Head in connection therewith. In the event that Sachem Head assumes the defense of any action, suit or proceeding on the Advisor’s behalf, Sachem Head may not enter into a settlement or claim without the Advisor’s consent unless such settlement (i) includes a release of the Advisor from any and all liability in respect of such claim, (ii) does not impose any limitation on the Advisor, and (iii) does not contain any language that could reasonably be viewed as an acknowledgement of wrongdoing on the Advisor’s part or otherwise detrimental to the Advisor’s reputation.

(c)               Expenses reasonably incurred in connection with any action, suit or proceeding shall be paid promptly by Sachem Head in advance of the final disposition of such action, suit or proceeding upon receipt by Sachem Head of an undertaking by the Advisor or on the Advisor’s behalf to repay any portion of such amount to which it is ultimately determined that the Advisor were not entitled under this Agreement.

(d)               The indemnification and advance payment of expenses as provided by any provision of this Agreement shall not be deemed exclusive of any other rights to which the Advisor may be entitled under any provision of law, this or any other agreement, vote of stockholders or disinterested directors, the Company’s organizational documents or otherwise. Sachem Head’s obligations hereunder shall not be affected by whether or not Sachem Head obtains or maintains any insurance policy covering any portion of the indemnification to be provided to the Advisor hereunder, or by the availability or unavailability of such insurance.

5.                  No Agency. Each of the parties acknowledges and agrees that the Advisor is not acting as an agent of Sachem Head or in a fiduciary capacity with respect to Sachem Head and that the Advisor is not assuming any duties or obligations to Sachem Head other than those expressly set forth in this Agreement. Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency. Each of the parties further acknowledges and agrees that, should the Advisor be elected or appointed to the Board, all of the Advisor’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to his fiduciary duties.

6.                  Amendment, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

7.                  Advisor Acknowledgement. The Advisor acknowledges and agrees that Sachem Head shall be under no obligation to nominate the Advisor for election to the Board at the Annual Meeting, or otherwise. The Advisor agrees not to serve as a director of the Company and not to consent to serve as a nominee for election to the Board for any person or entity, including, without limitation, the Board, in each case, without the prior written consent of Sachem Head. The Advisor agrees to provide Sachem Head with such true and correct information as Sachem Head may reasonably request in connection with the Solicitation, including to complete the nomination materials required to validly nominate the Advisor to the Board under the Company’s organizational documents. The Advisor acknowledges and agrees that the material terms of this Agreement, including, without limitation, the provisions of Section 2, may be disclosed by Sachem Head to the Company and in proxy solicitation materials or other regulatory filings prepared by Sachem Head and/or the Company. The Advisor agrees to the joint filing on behalf of each of the Advisor or Sachem Head of statements on Schedule 13D and any amendments thereto, with respect to the securities of the Company. The Advisor acknowledges and agrees that Sachem Head will rely upon information provided by the Advisor for purposes of preparing submissions to the Company, proxy solicitation materials, statements on Schedule 13D and any amendments thereto or any other regulatory filing or public disclosure and the Advisor shall be responsible for the accuracy and completeness of his own disclosure therein.

8.                  Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. Any and all disputes, differences, controversies and/or claims arising under this Agreement shall be settled under the Streamlined Arbitration Rules and Procedures (collectively, the “Rules”) of JAMS (and under the auspices of JAMS) by a single arbitrator (who shall be an attorney licensed in the State of New York) appointed by agreement of the parties in accordance with such Rules or, in the absence of such agreement, by JAMS in accordance with such Rules. The foregoing arbitration proceedings may be commenced by any party by written notice to the other party. The venue for any such arbitration shall be New York, New York or any other venue mutually agreed to by the parties. Each of the parties hereby agrees to exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 8 may be enforced in any court having jurisdiction over the award or any of the parties or any party’s respective assets, and judgment on the award (including, without limitation, equitable remedies) granted in any arbitration hereunder may be entered in any such court. The arbitrator shall have the discretion to award costs and reasonable attorneys’ and arbitrator’s fees to the prevailing party of he or she so chooses. In the event of a conflict between the Rules and this Section 8, the provisions of this Section 8 shall govern.

9.                  Non-Disclosure.

(a)               The Advisor hereby agree to keep confidential and not to disclose to any party, without the consent of Sachem Head, any confidential, proprietary or non-public information (collectively, “Information”) of Sachem Head (including any investment vehicle managed by Sachem Head) which the Advisor have heretofore obtained or may obtain in connection with the Advisor’s service hereunder. The term “Information” shall not include any information that (i) is publicly disclosed by Sachem Head, (ii) the Advisor can demonstrate is now, or hereafter becomes, through no act or failure on the Advisor’s part, otherwise generally known to the public, (iii) is already in the Advisor’s possession, provided that such information is not subject to a legal, fiduciary or contractual obligation of confidentiality to Sachem Head (including any investment vehicle managed by Sachem Head) or (iv) becomes available to the Advisor on a non-confidential basis from a source other than Sachem Head (including any investment vehicle managed by Sachem Head), provided that such source is not known by the Advisor to be bound by a legal, fiduciary or contractual obligation of confidentiality to Sachem Head (including any investment vehicle managed by Sachem Head).

(b)               Notwithstanding the foregoing, if the Advisor is required by applicable law, rule, regulation or legal process to disclose any Information, the Advisor may do so provided that, to the extent permissible by law or applicable regulation, the Advisor promptly notify Sachem Head so that Sachem Head may seek a protective order or other appropriate remedy or, in Sachem Head’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained and Sachem Head does not waive compliance with the terms of this Agreement, the Advisor may consult with counsel (at the reasonable cost and expense of Sachem Head) and the Advisor may furnish only that portion of the Information which the Advisor are advised by counsel is legally required to be so disclosed and the Advisor will request that the party(ies) receiving such information maintain it as confidential.

(c)               All Information, including copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by the Advisor containing such Information shall be and remain the property of Sachem Head and, upon the request of a representative of Sachem Head, all such information shall be returned or, at Sachem Head’s option, destroyed by the Advisor, with such destruction confirmed by the Advisor to Sachem Head in writing.

10.              Privilege. Sachem Head and the Advisor are joint participants in the Advisor’s engagement under this Agreement, and each party acknowledges and agrees that the parties share a common legal interest in connection with the Advisor’s engagement under this Agreement and any actual or threatened litigation, or governmental investigation, that may arise therefrom. Each of party further acknowledges and agrees that it is the mutual desire, intention and understanding of the parties that the sharing of any information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, the attorney work product doctrine or any other applicable privilege or immunity, including the common interest privilege. Each of the parties further agrees that information being provided by Sachem Head or its counsel is being provided solely for use in connection with the Advisor’s engagement under this Agreement and shall remain confidential in accordance with Section 9 and shall be protected from disclosure to any third party by Sachem Head’s attorney-client privilege, the attorney work product doctrine and/or any other applicable privileges and immunities, including the common interest privilege.

11.              Fiduciary Duty. Sachem Head and the Advisor acknowledge and agree that, if the Advisor is elected to the Board, the Advisor will be subject to fiduciary duties as a director of the Company and further agree that no provision of this Agreement shall derogate from, or in any manner limit, the Advisor’ s exercise of such fiduciary duties.

12.              Termination. This Agreement shall terminate upon delivery of written notice by Sachem Head to the Advisor; provided that Section 2, Section 4, Sections 8, Section 9, Section 10, and Section 12 of this Agreement shall each survive any such termination.

13.              Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

14.              Execution by Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by PDF or similar electronic transmission.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SACHEM HEAD CAPITAL MANAGEMENT LP

By:	/s/ Michael D. Adamski
Name: Michael D. Adamski
Title: General Counsel

ADVISOR:

/s/ Bernardo Hees
Bernardo Hees

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